Exhibit 99.1

Cara Therapeutics Appoints Ryan Maynard as Chief Financial Officer

STAMFORD, Conn., Sept. 12, 2022 – Cara Therapeutics, Inc. (Nasdaq: CARA), a commercial-stage biopharmaceutical company leading a new treatment paradigm to improve the lives of patients suffering from pruritus, today announced the appointment of Ryan Maynard as Chief Financial Officer (CFO), effective immediately. As a member of the Executive Leadership Team, Mr. Maynard will lead the Company’s financial operations.

“Ryan’s deep financial leadership experience will be instrumental to the execution of Cara’s long-term growth strategy as we continue to maximize the KORSUVA™ (difelikefalin) injection launch and advance our oral difelikefalin pipeline to establish our position as the leader in the treatment of chronic pruritus,” said Christopher Posner, President and Chief Executive Officer of Cara Therapeutics. “On behalf of the entire Cara team, I’m thrilled to welcome Ryan as our CFO.”

Mr. Maynard was most recently the CFO of LetsGetChecked, a global healthcare solutions company. At LetsGetChecked, Mr. Maynard built and led the company’s worldwide financial organization that experienced significant revenue growth during his tenure. Previously, Mr. Maynard served in various executive roles at Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL), including 10 years as CFO. At Rigel, he was a key member of the executive team that discovered, developed, and launched TAVALISSE for the treatment of chronic immune thrombocytopenia.

“Cara has a significant market opportunity in chronic pruritus, a strong financial foundation and multiple value catalysts to drive growth,” said Mr. Maynard. “I’m excited to join the team and look forward to contributing to the Company’s progress toward transforming the way pruritus is treated for the millions who suffer.”

Mr. Maynard currently serves on the board of directors of Iovance Biotherapeutics, Inc (Nasdaq: IOVA). He started his career at Ernst & Young, LLP. He holds a B.S. in Commerce– Accounting from Santa Clara University.

About Cara Therapeutics

Cara Therapeutics is a commercial-stage biopharmaceutical company leading a new treatment paradigm to improve the lives of patients suffering from pruritus. The Company’s novel KORSUVA™ (difelikefalin) injection is the first and only FDA-approved treatment for moderate-to-severe pruritus associated with chronic kidney disease in adults undergoing hemodialysis. The Company is developing an oral formulation of difelikefalin and has initiated Phase 3 programs for the treatment of pruritus in patients with non-dialysis dependent advanced chronic kidney disease and atopic dermatitis. The Company has completed a Phase 2 proof-of-concept trial of oral difelikefalin for the treatment of moderate-to-severe pruritus in patients with notalgia paresthetica. A Phase 2 proof-of-concept trial in primary biliary cholangitis patients with moderate-to-severe pruritus is ongoing. For more information, visit www.CaraTherapeutics.com and follow the company on Twitter, LinkedIn and Instagram.

MEDIA CONTACT:

Annie Spinetta

6 Degrees

973-768-2170

aspinetta@6degreespr.com

INVESTOR CONTACT:

Iris Francesconi, Ph.D.

Cara Therapeutics

203-406-3700

investor@caratherapeutics.com